Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) made as of the 4 day of November, 2004 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Employer”), and E. LEE WYATT, JR. (the “Employee”).

R E C I T A L S

WHEREAS, the Employer desires to retain the services of the Employee; and

WHEREAS, the Employee is prepared to perform those duties as set forth in this Agreement.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Term of Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment from the Employer, for the period commencing as of the date hereof (the “Commencement Date”) and ending on September 1, 2007 (the “Initial Term”), unless sooner terminated pursuant to the provisions of paragraph 5 hereof. The term of this Agreement shall be automatically extended for an unlimited number of successive one (1) year periods (each a “Renewal Term”) unless either the Employer or the Employee gives to the other a written notice of non-renewal specifying that the Employer or the Employee, as the case may be, is electing not to renew this Agreement (a “Non-Renewal Notice”). A Non-Renewal Notice must be given not fewer than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, in which case the term of this Agreement shall expire at the end of the Initial Term or the then current Renewal Term, as the case may be. The Initial Term and all Renewal Terms, if any, are sometimes referred to in this Agreement as the “Employment Period”.

2. Duties of the Employee. The Employee shall be employed by the Employer as its Executive Vice President and Chief Financial Officer, reporting to the Chairman of the Board of the Employer. The Employee’s duties shall include the duties customarily performed by an executive vice president and chief financial officer of a New York Stock Exchange listed corporation, and such additional duties as may from time to time be assigned by the Chairman of the Board of the Employer. The Employee shall serve the Employer faithfully in the performance of the Employee’s duties and shall devote his full time and best efforts to his employment, including the regularly established working hours and such additional time as the requirements of the Employer and the performance of the Employee’s duties require. The Employee agrees to observe and comply with all the rules and regulations of the Employer as adopted and furnished to the Employee by the Employer’s Board of Directors from time to time.

3. Compensation. For all services rendered by the Employee under this Agreement, he shall be entitled to compensation in accordance with the following:

(a) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) at the rate of SIX HUNDRED THOUSAND DOLLARS ($600,000.00), which shall be paid subject to applicable withholding taxes and other payroll deductions and otherwise in accordance with the payroll policies and procedures of the Employer in effect from to time to time. The Annual Base Salary will be reviewed annually and may be adjusted as determined by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”) in its sole discretion based on both objective and subjective performance criteria and on the financial performance of the Employer.

(b) Bonus. In addition to the Annual Base Salary as hereinabove provided, the Employee shall be eligible for an annual (calendar year) performance-based cash bonus as determined by the Compensation Committee, in its sole discretion based upon objective and/or subjective performance criteria and on the financial performance of the Employer. Such bonus will be payable, not later than the last day of February of the year next following the calendar year for which the bonus is calculated, as determined by the Compensation Committee and otherwise in accordance with the policies and procedures of the Employer in effect from time to time with respect to cash bonuses paid to employees. Without limiting such discretion of the Compensation Committee, in determining such bonus, the Compensation Committee shall take into consideration compensation levels of the Employee’s peer group within the automotive retail industry.

(c) Equity Plans and Awards. The Employee shall be eligible to participate in the Employer’s Employee Stock Purchase Plan in accordance with the Employer’s personnel policies and the terms of such Plan in effect from time to time, and shall be considered at least annually for awards under other equity award plans, including without limitation the Employer’s 2004 Stock Incentive Plan, as determined by the Compensation Committee from time to time in its sole discretion. In addition, pursuant to the 2004 Stock Incentive Plan and subject to the execution of this Agreement, the Employee has been granted the following awards:

(i) Restricted Stock. Subject to the execution of this Agreement, the Employee has been granted an award of restricted stock consisting of Fifty Thousand (50,000) shares of the Employer’s Class A common stock (“Restricted Stock”). The award of Restricted Stock shall be evidenced by a written agreement and shall be subject to the restrictions and the terms and conditions of the 2004 Stock Incentive Plan. The Restricted Stock generally shall vest on August 31, 2007; however, the Employee shall forfeit all such shares of Restricted Stock if prior to such date: (A) the Employer terminates the Employee’s employment for Cause (as defined in paragraph 5(b) below); (B) the Employee terminates his employment with the Employer without cause (as defined in paragraph 5(c) below); or (C) the Employee violates the Restrictive Covenants contained in this Agreement (or any restrictive covenants contained in any agreement related to the Restricted Stock), regardless of whether or not the Employee is still performing services for the Employer at the time of any such violation. If, prior to the expiration of the Initial Term, the Employee’s employment is terminated by the Employer without cause pursuant to paragraph 5(c) below or by the Employee for Good Reason pursuant to paragraph 5(d) below, the Restricted Stock shall vest on the date of such termination of employment. If, prior to the expiration of the Initial Term, the Employee’s employment is terminated due to death or disability pursuant to paragraph 5(a) below, a prorated number of shares of the Restricted Stock shall vest on the date of such termination of employment, such prorated number to be calculated by multiplying Fifty Thousand (50,000) by a fraction, the numerator of which shall be the number of months that has elapsed since September 1, 2004 (including the month in which the Employee’s termination of employment occurs) and the denominator of which shall be Thirty-six (36). The remaining unvested shares of Restricted Stock shall be forfeited upon the Employee’s termination of employment.

(ii) Stock Options. Subject to the execution of this Agreement, the Employee has been granted an award of nonstatutory stock options consisting of Twenty-five Thousand (25,000) shares of the Employer’s Class A common stock (“Stock Options”). The Stock Options shall be evidenced by a written agreement and shall be subject to the restrictions and the terms and conditions of the 2004 Stock Incentive Plan. The Stock Options generally shall vest on August 31, 2007; however, all of the Stock Options shall immediately terminate if [prior to such date]: (A) the Employer terminates the Employee’s employment for Cause (as defined in paragraph 5(b) below); (B) the Employee terminates his employment with the Employer without cause (as defined in paragraph 5(c) below); or (C) the Employee violates the Restrictive Covenants contained in this Agreement (or any restrictive covenants contained in any agreement related to the Stock Options), regardless of whether or not the Employee is still performing services for the Employer at the time of any such violation. If, prior to the expiration of the Initial Term, the Employee’s employment is terminated by the Employer without cause pursuant to paragraph 5(c) below or by the Employee for Good Reason pursuant to paragraph 5(d) below, the Stock Options shall vest on the date of such termination of employment and shall remain exercisable until the expiration of the Severance Period (as defined in paragraph 6(c) below) or, if earlier, the expiration of the term of the Stock Options as set forth in the award agreement; provided, however, all of the Stock Options shall immediately terminate if the Employee violates the Restrictive Covenants contained in this Agreement (or any restrictive covenants contained in any agreement related to the Stock Options). If, prior to the expiration of the Initial Term, the Employee’s employment is terminated due to death or disability pursuant to paragraph 5(a) below, a prorated portion of the Stock Options shall vest on the date of such termination of employment, such portion to be calculated by multiplying Twenty-five Thousand (25,000) by a fraction, the numerator of which shall be the number of months that has elapsed since September 1, 2004 (including the month in which the Employee’s termination of employment occurs) and the denominator of which shall be Thirty-six (36). Such vested Stock Options shall remain exercisable for one year following such termination or, if earlier, until the expiration of the term of the Stock Options as set forth in the award agreement. The remaining unvested Stock Options shall terminate upon the Employee’s termination of employment.

4. Fringe Benefits. During the Employment Period, the Employee shall receive the following fringe benefits of the Employer:

(a) Demonstrator Vehicles. The use of two luxury demonstrator vehicles annually of Employee’s choice and otherwise in accordance with the personnel policies of the Employer in effect from time to time, including all reasonable related expenses such as insurance, maintenance and gasoline.

(b) Medical and Retirement Benefits, etc. Medical, hospitalization, disability and life insurance benefits as are provided generally to employees of the Employer, as well as participation in the Employer’s 401(k) Plan and Deferred Compensation Plan, all in accordance with the Employer’s personnel policies and the terms of such benefit plans in effect from time to time.

(c) Expense Reimbursement. Prompt reimbursement for all reasonable employment, travel, entertainment and other business related expenses incurred by the Employee in accordance with the policies, practices and procedures of the Employer in effect from time to time.

(d) Vacation. An annual paid vacation in accordance with the policies and procedures of the Employer in effect from time to time.

(e) Life and Disability Programs. Additional executive life and disability programs based upon practices which are customary for the Employee’s peer group within the automotive retail industry, as approved by the Compensation Committee in its sole discretion.

5. Termination of Employment. This Agreement shall terminate as follows:

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Employer determines in good faith that the Employee has become unable to perform the essential functions of his position, with or without reasonable accommodation, due to illness or other physical disability and that such inability to perform is reasonably likely to continue for one hundred eighty (180) days or more, then the Employer may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full time performance of the Employee’s duties.

(b) Cause. The Employer may terminate the Employee’s employment at any time, without notice and with immediate effect for Cause. For purposes of this Agreement “Cause” shall mean

(i) a material breach by the Employee of the Employee’s obligations as set forth herein (other than due to disability) which material breach is not remedied within thirty (30) days after receipt of written notice from the Employer specifying such a breach;

(ii) the conviction of the Employee of a felony or of a crime involving moral turpitude;

(iii) willful failure of the Employee to comply with reasonable written directives of the Employer’s Board of Directors which failure is not remedied within thirty (30) days after receipt of written notice from the Employer specifying such failure;

(iv) chronic absenteeism of the Employee which absenteeism is not remedied within thirty (30) days after receipt of written notice from the Employer specifying such absenteeism;

(v) willful misconduct of the Employee resulting in material damage to the Employer;

(vi) the Employee’s illegal use of controlled substances; or

(vii) the final and non-appealable determination of a court of competent jurisdiction that the Employee willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes Oxley Act.

(c) Without Cause. Either the Employee or the Employer may terminate this Agreement at any time, for any reason or without any reason, except that the Employee may not terminate this Agreement pursuant to this paragraph 5(c) within thirty (30) days of the Employee’s receipt of written notice from the Employer of grounds for termination of this Agreement for Cause pursuant to paragraph 5(b) above. Such a termination shall be deemed a termination “without cause.”

(d) By the Employee for Good Reason. The Employee may terminate this Agreement for Good Reason (as defined below), upon thirty (30) days’ prior written notice of termination by the Employee to the Employer, which notice expressly states that the Employee is terminating this Agreement and the Employee’s employment pursuant hereto for Good Reason, setting forth, with reasonable particularity, the grounds for such Good Reason; provided, however, such termination shall not occur if the Employer shall cure or correct the circumstances or events upon which such Good Reason is based prior to the expiration of such thirty (30) day period. For purposes hereof, the term “Good Reason” shall mean, without the express written consent of the Employee:

(i) the assignment to the Employee of duties or responsibilities which are a reduction of, or which are inferior to, the Employee’s positions, duties or responsibilities with the Corporation during the preceding six (6) month period;

(ii) the reduction of the Employee’s then current Annual Base Salary; or

(iii) the assignment to the Employee of reporting responsibility to a person other than the Chairman of the Board of the Employer in office as of the Commencement Date.

6. Obligations of the Employer Upon Termination.

(a) Generally. Except as provided in paragraphs 6(b) and 6(d) below, upon termination of the Employee’s employment for any reason, the Employee shall be entitled only to payment of his Annual Base Salary, together with those fringe benefits described in paragraphs 4(a), 4(b) and 4(c) hereof, through the effective date of such termination.

(b) Without Cause, Non-Renewal, or for Good Reason. If the Employee’s employment is terminated by the Employer without cause prior to the expiration of the Employment Period pursuant to paragraph 5(c) above, or by the Employer by the giving of a Non-Renewal Notice pursuant to paragraph 1 above during the Initial Term or during any Renewal Term, or by the Employee for Good Reason prior to the expiration of the Employment Period pursuant to paragraph 5(d) above, and provided the Employee complies with the Restrictive Covenants (as defined and described in paragraphs 8, 9 and 10 below), then the Employer shall be obligated to pay to the Employee severance pay at an annual rate equal to the Annual Base Salary as in effect at the time of such termination, plus the demonstrator vehicles and medical and hospitalization benefits specified in paragraphs 4(a) and 4(b) above, for a period equal to the Severance Period (as defined in paragraph 6(c) below). Any such severance pay shall be payable to the Employee, subject to applicable withholding taxes and other regular payroll deductions, in equal monthly installments commencing as of the first full month following the date of such termination of employment, and will be offset against (and thereby reduce) any other severance to which the Employee might be entitled from the Employer pursuant to any agreement or policy. Furthermore, if this paragraph 6(b) applies with respect to the termination of the Employee’s employment, and so long as the Employee continues to comply with the Restrictive Covenants contained in this Agreement, then for purposes of the Employer’s group medical plan, as well as for purposes of any options granted under the

Employer’s 1997 Stock Option Plan, the 2004 Stock Incentive Plan and any subsequent equity incentive plan that are outstanding on the date of such termination (including the Stock Options to the extent not specifically addressed in paragraph 3(c)(ii) above), the Employee shall not be considered to have incurred a termination of service until the expiration of the Severance Period.

(c) Severance Period. As used in this Agreement, the term “Severance Period” shall apply only in the case of a termination referenced in paragraph 6(b) above and shall mean (i) if the termination of employment occurs at any time prior to the first anniversary of the Commencement Date, a period of time equal to the remainder of the Initial Term, and (ii) if the termination of employment occurs at any time on or after the first anniversary of the Commencement Date, a period of time equal to (A) one (1) year plus (B) the period of time, if any, remaining on the Initial Term or the then current Renewal Term, as the case may be, after the effective date of the termination of employment; provided, however, except as provided in the next sentence, the Severance Period pursuant to this clause (ii) shall in no event exceed two (2) years. The Employer may elect to extend the Severance Period for up to one (1) additional year by giving the Employee written notice to such effect within sixty (60) days after the date of termination of employment; provided, however, the Severance Period as so extended shall in no event exceed a total of three (3) years. In the event of such extension by the Employer, the term “Severance Period” shall, for purposes of this paragraph 6(b) and for purposes of the Restrictive Covenants set forth in paragraphs 8, 9 and 10 below, be deemed to include the period of such extension. By way of examples and not by way of limitation:

(A) If the Employee’s employment is terminated by the Employer without cause pursuant to paragraph 5(c) above at the end of the sixth (6th) month during the first year of the Initial Term, then the Severance Period and the Restrictive Period (as defined in paragraph 8(e) below) shall be two and one-half (2½) years, and if the Employer elects to extend the Severance Period for an additional six (6) months, the Severance Period and the Restrictive Period shall be for a total of three (3) years; or

(B) If the Employee’s employment is terminated by the Employer without cause pursuant to paragraph 5(c) above on the first or the second anniversary of the Commencement Date, then the Severance Period and the Restrictive Period shall be two (2) years, and if the Employer elects to extend the Severance Period for one (1) additional year, the Severance Period and the Restrictive Period shall be for a total of three (3) years; or

(C) If the Employee’s employment is terminated by the Employer by the giving of a Non-Renewal Notice pursuant to paragraph 1 above during the Initial Term or during any Renewal Term, then the Severance Period and the Restrictive Period shall be one (1) year, and if the Employer elects to extend the Severance Period for one (1) additional year, the Severance Period and the Restrictive Period shall be for a total of two (2) years; or

(D) If the Employee’s employment is terminated without cause pursuant to paragraph 5(c) above at the end of the sixth (6th) month during the third year of the Initial Term, or at the end of the sixth (6th) month during any Renewal Term, then the Severance Period and the Restrictive Period shall be one and one half (1½) years, and if the Employer elects to extend the Severance Period for an additional one (1) year, the Severance Period and the Restrictive Period shall be for a total of two and one half (2½) years.

(d) Pro-Rated Bonus. If the Employee’s employment hereunder is terminated for any reason contemplated by this Agreement, other than by the Employer for Cause (as provided in paragraph 5(b) above) or by the Employee without cause (as provided in paragraph 5(c) above), the Employee shall be entitled to a pro-rated bonus equal to the bonus to which the Employee would have been entitled (had such termination not occurred) pursuant to paragraph 3(b) above for the calendar year in which such termination occurred, multiplied by a fraction, the numerator of which shall be the number of calendar months elapsed during such calendar year while the Employee was employed hereunder (including the month in which such termination occurred) and the denominator of which shall be twelve (12). Such pro-rated bonus will be payable in accordance with, and within the time period specified in, said paragraph 3(b); provided, however, such bonus shall be forfeited if, prior to the time for payment thereof, the Employee violates any of the Restrictive Covenants contained in this Agreement.

7. Surrender of Books and Records, etc.

(a) Books and Records. The Employee acknowledges that all files, records, lists, designs, specifications, books, products, plans and other materials owned or used by the Employer in connection with conduct of its business shall at all times remain the property of the Employer, and that upon the termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will immediately surrender to the Employer all such materials.

(b) Other Property of the Employer. Upon the termination or expiration of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will also immediately surrender to the Employer all other property of the Employer in the Employee’s possession or control including, without limitation, demonstrator vehicles (except as provided in paragraph 6(b) above), credit cards, keys and/or entry cards, and cell phones.

(c) Resignation of Directorships, etc. Upon the termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason, the Employee will, as requested by the Employer, resign any or all of his positions, if any, as an officer, director, manager, or the like, of the Employer and the Employer’s subsidiaries or affiliates.

8. Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this paragraph 8 and of paragraphs 9 and 10 below. For purposes of these Restrictive Covenants, the term “Employer” shall include all subsidiaries of the Employer.

(a) Business. It is stipulated and agreed that the Employer is engaged in the business of owning and operating automobile or truck dealerships and/or collision repair centers, which business includes, without limitation, the marketing, selling and leasing of new and used vehicles, the servicing of automobiles and trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers (the “Business”). It is further stipulated and agreed that, as a result of the Employee’s employment by the Employer and as a result of the Employee’s continued employment hereunder, the Employee has and will have access to valuable, highly confidential, privileged and proprietary information relating to the Employer’s Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, financial information, unpublished present and future marketing strategies and promotional programs, and other information regarded by the Employer as proprietary and confidential (the “Confidential Information”). It is further acknowledged that the unauthorized use or disclosure by the Employee of any of the Confidential Information would seriously damage the Employer in its Business.

(b) Restrictions. In consideration of the provisions of this paragraph 8, the compensation and benefits referred to in paragraphs 3 and 4 hereof, which the Employee acknowledges are legally sufficient to support enforceability by the Employer of the Restrictive Covenants against the Employee, the Employee agrees as follows:

(i) During the term of this Agreement and after its termination or expiration for any reason, the Employee will not, without the Employer’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of the Employee’s duties hereunder).

(ii) During the term of this Agreement and during the Restrictive Period (as defined below), the Employee shall not, directly or indirectly:

(A) Employ or solicit the employment of, or hire or retain, or solicit the hiring or retention, as an agent, consultant or in any other capacity, or engage, or solicit to engage, in any business enterprise with, any person who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason was employed by the Employer; provided, however, the foregoing restrictions shall be limited only to non-solicitation if the trade or business for which the Employee is undertaking any of the foregoing activities is not a trade or business which is substantially similar to the Business;

(B) Provide or solicit the provision of products or services, similar to those provided by the Employer, to any person or entity located within the Restricted Territory (as hereinafter defined) who purchased or leased automobiles, trucks or services from the Employer at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason; provided however, the foregoing shall not apply to general solicitations on the Internet or to mass mailings to persons or entities outside the Restricted Territory which unintentionally reach a person or entity located within the Restricted Territory;

(C) Interfere or attempt to interfere, to the material detriment or harm to the Employer, with the terms or other aspects of the relationship between the Employer and any person or entity from whom the Employer has purchased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

(D) Engage in competition with the Employer or its respective successors and assigns by engaging in or acquiring (including entering into an agreement to acquire), directly or indirectly, a business involving the sale or leasing of automobiles or trucks or the operation of collision repair centers, or which is otherwise substantially similar to the Business, within the Restricted Territory; or

(E) Provide information to, solicit or sell for, organize or own any interest in (either directly or thorough any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for, or provide or arrange for any financing to, any person, corporation or other entity that is directly or indirectly engaged in a business in the Restricted Territory which is substantially similar to the Business, or which is otherwise competitive with the Employer’s business; provided, however, that nothing herein shall preclude the Employee from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Employer, so long as such ownership does not provide to the Employee the ability to influence the management of such company in any material respect.

(c) Restricted Territory. As used herein, “Restricted Territory” means:

(i) all Standard Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget, in which the Employer has a store or other place of retail business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason; and

(ii) all counties in which the Employer has a store or other place of retail business on the date of the expiration or termination of this Agreement for any reason or the termination of the Employee’s employment with the Employer for any reason.

(d) Restrictive Covenants Continue. If the Employer retains the services of the Employee after the expiration of the term of this Agreement and the parties do not thereafter enter into another written agreement, it is hereby mutually agreed that the Restrictive Covenants, as well as the provisions of paragraphs 9 and 10 below, shall continue to govern the relations between the Employer and the Employee.

(e) Restrictive Period. As used in this Agreement, the term “Restrictive Period” shall mean the two (2) year period immediately following the later of the date of the expiration or termination of this Agreement for any reason whatsoever or the termination of the Employee’s employment with the Employer for any reason whatsoever; provided, however:

(i) if the Employee’s employment is terminated by the Employer either without cause pursuant to paragraph 5(c) above or by the giving of a Non-Renewal Notice pursuant to paragraph 1 above, or by the Employee for Good Reason prior to the expiration of the Employment Period pursuant to paragraph 5(d) above, then the Restrictive

Period shall be a period equal to, and shall run concurrently with, the Severance Period (as the same may have been extended by the Employer for up to an additional one (1) year pursuant to paragraph 6(c) above); and

(ii) if the Employee’s employment is terminated by the Employee either without cause pursuant to paragraph 5(c) above or by the giving of a Non-Renewal Notice pursuant to paragraph 1 above, then the Restrictive Period shall mean the one (1) year period following the date of termination of employment; provided, however, the Employer may elect to extend the Restrictive Period for one additional year by giving the Employee written notice to such effect within sixty (60) days after the date of termination of employment; in such event, the Restrictive Period shall be the two (2) year period immediately following the date of termination of employment, and the Employer shall be obligated to pay severance as provided in paragraph 6(b) above for such two (2) year Restrictive Period, so long as the Employee complies with the Restrictive Covenants.

(f) Restrictive Covenants Not Superseded. The parties hereto acknowledge that the Restrictive Covenants set forth in this Agreement have been given for an independent consideration and are intended to exist separate and apart from, and not to be superseded or in any way modified or affected by, any other agreement to which the Employer or the Employee are or may be parties now or in the future (including, without limitation, any agreement executed in connection with any equity plan of the Employer), except where such other agreement specifically states that it supersedes, modifies or affects this Agreement, and specifically identifies this Agreement by name in connection therewith.

9. Remedies. It is stipulated that a breach by the Employee of the Restrictive Covenants would cause irreparable damage to the Employer. The Employer, in addition to any other rights or remedies which the Employer may have, shall be entitled to an injunction restraining the Employee from violating or continuing any violation of such Restrictive Covenants. Such right to obtain injunctive relief may be exercised at the option of the Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which the Employer may have as a result of any such breach or threatened breach. The Employee agrees that upon breach of any of the Restrictive Covenants, the Employer shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that the Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. The Employee further agrees that the Restrictive Period shall be extended by a period of time equal to any period of time in which any employee is in violation of the Restrictive Covenants.

10. Acknowledgment of Reasonableness. The Employee has carefully read and considered the provisions of this Agreement and has had the opportunity for consultation with an attorney of the Employee’s choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Employer. In the event that any provision relating to the Restrictive Period, the Restricted Territory or the scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum period of time, geographical area or scope that such court deems reasonable and enforceable under applicable law, such time period, geographical area or scope of restriction held reasonable and enforceable by the court shall thereafter be the Restricted Period, Restricted Territory and/or scope under this Agreement.

11. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and shall not be modified or changed in any respect except by a writing executed by the parties hereto.

12. Successors and Assigns. The rights and obligations of the Employee under this Agreement shall inure to the benefit of the Employer, its successors and assigns, and shall be binding upon the Employee and his respective successors, heirs and assigns. The Employer shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Employer’s business activities. This Agreement, being personal in nature to the Employee, may not be assigned by the Employee without the Employer’s prior written consent.

13. Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) if delivered by hand, when so delivered, (b) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service, or (c) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office; in each case all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party to the other:

If to the Employer:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc
Attention: Chief Financial Officer	Attention: General Counsel
6415 Idlewild Road, Suite 109	6415 Idlewild Road, Suite 109
Charlotte, NC 28212	Charlotte, NC 28212

If to the Employee:

E. Lee Wyatt, Jr.
10512 Lady Grace Lane
Charlotte, NC 28270

14. Governing Law. This Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina.

15. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled exclusively by arbitration in Charlotte, North Carolina, in accordance with the terms of the Employer’s standard arbitration agreement, which is attached hereto and is incorporated as Exhibit A. This exclusive arbitration remedy shall not apply to the Employer’s right to seek injunctive relief or other judicial enforcement of the Restrictive Covenants, as contained in paragraphs 8 and 9 above.

16. Other Boards. The Employee will not join the board of directors (or other applicable governing body) of any other business or organization (including, without limitation, a not-for-profit organization) without having first obtained the approval of the Nominating and Corporate Governance Committee of the Board of Directors of the Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYER:

SONIC AUTOMOTIVE, INC.

By:	/s/ Jeffrey C. Rachor
Name:	Jeffrey C. Rachor
Title:	President and Chief Operating Officer

EMPLOYEE:

/s/ E. Lee Wyatt, Jr.
E. LEE WYATT, JR.

Exhibit A – Attached

COMPENSATION COMMITTEE ACKNOWLEDGEMENT:

/s/ Robert L. Rewey

Exhibit A

IMPORTANT - READ CAREFULLY BEFORE SIGNING

BINDING ARBITRATION AGREEMENT

Between Sonic Automotive, Inc. “Company”

And E. Lee Wyatt, Jr. “Employee”

I acknowledge that the Company utilizes a system of alternative dispute resolution which involves binding arbitration to resolve all disputes which may arise out of the employment context. Because of the mutual benefits (such as reduced expense and increased efficiency) which private binding arbitration can provide both the Company and myself, I agree that any claim, dispute, and/or controversy (including, but not limited to, any claims of discrimination and harassment, whether they be based on any applicable state, federal or local laws or regulations, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Pregnancy Discrimination Act, Family and Medical Leave Act, Employee Retirement Income Security Act) which would otherwise require or allow resort to any court or other governmental dispute resolution forum between myself and the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) arising from, related to, or having any relationship or connection whatsoever with my seeking employment with, employment by, or other association with the Company, whether based on tort, contract, statutory, or equitable law, or otherwise, (with the sole exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for workers compensation benefits to remedy work-related injury or illness, claims for unemployment benefits) shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures published by the American Arbitration Association (AAA). Any arbitrator herein shall be approved and listed by AAA, and shall be selected according to AAA procedures. Resolution of the dispute shall be based solely upon the time periods for filing, the law and remedies governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including, but not limited to, notions of “just cause”) other than applicable federal law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with applicable law. The arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion. I UNDERSTAND BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP OUR RIGHTS TO TRIAL BY JURY. I FURTHER UNDERSTAND THAT THIS BINDING ARBITRATION AGREEMENT IS A CONTRACT, HOWEVER, IT DOES NOT CONSTITUTE A “CONTRACT OF EMPLOYMENT” AS IT DOES NOT COVER ANY OTHER TERMS AND CONDITIONS OF MY EMPLOYMENT.

10/9/04	/s/ E. Lee Wyatt, Jr.
Date	Signature of Employee

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